Exhibit 4.8
SUPPLEMENTAL INDENTURE
     THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 21, 2009, is entered into by and between YINGLI GREEN ENERGY HOLDING COMPANY LIMITED, a company incorporated in the Cayman Islands (hereinafter called the “Company”) and DB TRUSTEES (HONG KONG) LIMITED, a company incorporated under the laws of Hong Kong, as trustee hereunder (hereinafter called the “Trustee”). Unless otherwise defined herein, all terms used herein shall have their respective meanings as defined in the Indenture (as defined below).
WITNESSETH:
     WHEREAS, the Company, Yingli Power Holding Company Ltd. and Mr. Liansheng Miao, as the guarantors, Yingli Power Holding Company Ltd., as the chargor and the Trustee, as the trustee, have entered into an Indenture (the “Indenture”), dated as of January 16, 2009, which sets forth the terms and conditions for the issuance by the Company of 10.0% Guaranteed Senior Secured Convertible Notes due 2012 (the “Notes”);
     WHEREAS, Section 8.02 of the Indenture provides that with the consent of the holders of a majority in aggregate principal amount of the Notes at the time outstanding, the Company, when authorized by the resolutions of the Board of Directors, and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or any supplemental indenture or of modifying in any manner the rights of the holders of the Notes or any term of any other Transaction Document, subject to the conditions set forth therein;
     WHEREAS, the sole holder of the entire aggregate principal amount of the Notes currently outstanding has consented (the evidence of such consent having been obtained and provided to the Trustee as required under the Indenture ) to the execution of this Supplemental Indenture by the parties hereto; and
     WHEREAS, the Company has complied with the requirements under the Indenture to execute this Supplemental Indenture and, in connection therewith, has provided the Trustee with an Officers’ Certificate and an Opinion of Counsel to the satisfaction of the Trustee.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Amendments to the Indenture. The Indenture is hereby amended as follows:
     1.1. The following is hereby added as a new Section 4.24 of the Indenture:
     “Section 4.24. Issuance or Sale of Common Stock
     At any time after the First Tranche Issue Date, the Company shall not issue or sell its Common Stock or any securities exercisable or convertible into shares of Common Stock, at a price per share or exercise or conversion price that is both less than the Current Market Price then in effect and less than the Conversion Price then in effect (and in the case of subclauses (ii) or (iii) below, issue or sell Common Stock or any other securities exercisable or convertible into shares of Common Stock, whose purchase price or exercise or conversion price is both less than the Current Market Price then in effect and less than the Conversion Price then in effect), except for (i) the issuance of Common Stock pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the First Tranche Issue Date or the Notes, (ii) the issuance of Common Stock or any other securities exercisable or convertible into shares of Common Stock pursuant to exercise of stock options granted or reserved under the Company’s employee stock options existing on the First Tranche Issue Date or adopted thereafter in the ordinary course of business, or (iii) the issuance, after the First Tranche Issue Date, of Common Stock or any other securities exercisable or convertible into shares of Common Stock issued or granted to third-party consultants or employees of the Company and its Subsidiaries under the Company’s employee stock options plan or pursuant to written contractual arrangements relating to the compensation for the services rendered to the Company or its Subsidiaries by such consultants or employees, to the extent that all such shares or securities issued under subclauses (ii) or (iii) in this Section 4.24, in the aggregate, on a cumulative basis and without double counting, do not exceed five percent (5%) of the Common Stock of the Company issued and outstanding immediately prior to such issuance.”
     1.2. Section 15.05(g) of the Indenture shall be deleted in its entirety and replaced with the following (it being noted that additions thereto are being marked with an underline):
     “On each March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2010, the Conversion Rate shall be adjusted to equal the quotient obtained by dividing (i) $100,000 by (ii) the Trading Reference VWAP (20 Day Backward Looking); provided that no such adjustment shall be made if the number of shares issuable upon conversion of the Notes at such adjusted Conversion Rate would be lower than the number of shares issuable at then existing Conversion Rate (after giving effect to prior adjustments permitted pursuant to this clause); provided further that any adjustment pursuant to this Section 15.05(g) shall be made only to the extent that the number of shares issuable upon conversion of each $100,000 principal amount of the Notes at such adjusted Conversion Rate would not exceed 200,000 shares (without giving effect to adjustments pursuant to this Section 15.05, other than this Section 15.05(g) and Section 15.05(i)).”
     1.3. Section 15.05(h) of the Indenture shall be deleted in its entirely and replaced with the phrase “[Reserved]”, and any and all references to Section 15.05(h), whether direct or indirect, in any term, condition, limitation or other provision in the Indenture, are deleted, and such sections and references shall be of no further force or effect.
     1.4. Section 15.05(i) of the Indenture shall be deleted in its entirety and replaced with the following (it being noted that additions thereto are being marked with an underline):
     “The Conversion Rate shall be adjusted to the quotient obtained by dividing (i) $100,000, by (ii) the Trading Reference VWAP (20 Day Forward Looking) as of each of the following dates: (a) the date the Company releases its earnings results for fiscal year 2008, (b) the date the Company releases its earnings results for the second Fiscal Quarter 2009, and (c) the date the Company releases its earnings results for fiscal year 2009; provided, that in the event the Company releases or otherwise makes public any preliminary earnings estimates or any other material financial information with respect to the relevant periods (whether by filing Form 6-K or otherwise), and the Trading Reference VWAP (20 Day Forward Looking) as of the date of such release or publication is lower than the otherwise applicable Trading Reference VWAP (20 Day Forward Looking), the Conversion Rate shall be adjusted to the quotient obtained by dividing (A) $100,000, by (B) Trading Reference VWAP (20 Day Forward Looking) as of the date of such release or publication; provided further, that no such adjustment shall be made if the number of shares issuable upon conversion of the Notes at such adjusted Conversion Rate would be lower than the number of shares issuable at then existing Conversion Rate (after giving effect to prior adjustments permitted pursuant to this clause) ; provided further that any adjustment pursuant to this Section 15.05(i) shall be made only to the extent that the number of shares issuable upon conversion of each $100,000 principal amount of the Notes at such adjusted Conversion Rate would not exceed 200,000 shares (without giving effect to adjustments pursuant to this Section 15.05, other than Section 15.05(g) and this Section 15.05(i)).”
2.           Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is ratified and confirmed in all respects and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3.           Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
4.           Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
5.           Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
6.           Effect of Headings. The headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
[Signature page(s) to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
By:	/s/ Zongwei Li
	Name:	Zongwei Li
	Title:	Chief Financial Officer

DB TRUSTEES, (HONG KONG) LIMITED as Trustee
By:	/s/ Chiu Kin Wing Edward
/s/ Kenny Kin Ming Lam
	Name:	Chiu Kin Wing Edward Kenny Kin Ming Lam
	Title:	Authorised Signatory

5